Exhibit 99.2

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com 000001 Mr A Sample Designation (if any) Add1 Add2 add3 add4 add5 add6 Security Class 123 Holder Account Number C1234567890 IND Fold Form of Proxy - Annual General and Special Meeting to be held on XX, 2021 This Form of Proxy is solicited by and on behalf of Management. Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). In addition, YOU MUST go to https://www.computershare.com/acasti no later than 5:00 p.m., Eastern Time, on XX, 2021 or any adjournment thereof, and provide Computershare with the required information for your chosen proxyholder so that Computershare may provide the proxyholder with a Control Number via email. This Control Number will allow your proxyholder to log in to and vote at the meeting. Without a Control Number, your proxyholder will only be able to log in to the meeting as a guest and will not be able to vote. 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management. 6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof. Fold 8. This proxy should be read in conjunction with the accompanying documentation provided by Management. Proxies submitted must be received by 5:00 pm, Eastern Time, on XX, 2021. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To Vote Using the Telephone Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free To Vote Using the Internet Go to the following web site: www.investorvote.com Smartphone? Scan the QR code to vote now. To Virtually Attend the Meeting You can attend the meeting virtually by visiting the URL provided on the back of this proxy. If you vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 123456789012345 CPUQC01.E.INT/000001/i1234 01R5EB

MR SAM SAMPLE

C1234567890

XXX 123

Appointment of Proxyholder

I/We being shareholder(s) of Acasti Pharma Inc., hereby appoint: Dr. Roderick N. Carter, or failing him, Ms. Jan D'Alvise

OR

Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

Note: If completing the appointment box above YOU MUST go to https://www.computershare.com/acasti and provide Computershare with the name and email address of the person you are appointing. Computershare will use this information ONLY to provide the appointee with a user name to gain entry to the online meeting.

As my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special Meeting of Shareholders of Acasti Pharma Inc. (the "Corporation") on XX, 2021 at 1:00 p.m. Eastern Time.

To mitigate risks to health and safety of our shareholders, employees, communities and other stakeholders related to the coronavirus disease 2019, also known as COVID-19, and in order to comply with federal, provincial and municipal restrictions that are or may be imposed in connection with the COVID-19 mitigation efforts, the Meeting will take place via a virtual meeting portal through which you can listen to the Meeting, submit questions and vote online. The Meeting can be accessed by https://web.lumiagm.com/xxxxxxxxx, using the password **acasti2021**. You will not be able to attend the Meeting in person.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

	For	Against	Abstain
Proposal No.1 Approve the issuance of Acasti common shares necessary to complete the transactions contemplated by the merger agreement (the "share issuance proposal");	☐	☐	☐

Fold

Proposal No. 2
Elect Roderick N. Carter, Jan D'Alvise, Jean-Marie (John) Canan and Donald Olds as directors to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his or her successor is elected and qualified or until his or her earlier resignation or removal (the "annual directors election proposal");

	For	Withhold
01. Roderick N. Carter	☐	☐
02. Jan D'alvise	☐	☐
03. Jean-Marie (John) Canan	☐	☐
04. Donald Olds	☐	☐

Proposal No. 3
Elect each of William A. Haseltine and Vimal Kavuru, conditional upon and to be effective only at the closing of the merger, as a director to serve for a term that expires at the 2022 annual meeting of Acasti shareholders, or until his successor is elected and qualified or until his earlier resignation or removal, as provided in the merger agreement (the "merger directors election proposal");

	For	Withhold
01. William A. Haseltine	☐	☐
02. Vimal Kavuru	☐	☐

	For	Against	Abstain
Proposal No. 4 Appoint KPMG LLP to hold office as Acasti's auditors until the close of the next annual meeting of shareholders and to authorize the board of directors of Acasti to fix their remuneration (the "auditor proposal");	☐	☐	☐
Proposal No. 5 Adopt an advisory (non-binding) resolution approving the compensation of Acasti's named executive officers, as disclosed in this proxy statement/prospectus (the "compensation proposal");	☐	☐	☐
Proposal No. 6 Approve amendments to the Acasti stock option plan to provide for a 10% rolling plan by setting the total number of Acasti common shares reserved for issuance pursuant to options granted under the stock option plan to 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to awards issued under the equity incentive plan, as described in this proxy statement/prospectus (the "stock option plan proposal");	☐	☐	☐
Proposal No. 7 Approve amendments to the Acasti equity incentive plan to set the total number of Acasti common shares reserved for issuance pursuant to awards granted under the equity incentive plan at the lesser of (i) 10% of the issued and outstanding Acasti common shares as of June 24, 2021, representing 20,837,554 Acasti common shares, and (ii) 10% of the issued and outstanding Acasti common shares from time to time, which 10% number shall include Acasti common shares issuable pursuant to options issued under the stock option plan, as described in this proxy statement/prospectus (the "equity incentive plan proposal");	☐	☐	☐
Proposal No. 8 If necessary to regain compliance with NASDAQ's minimum bid price rules, adopt an advisory (non-binding) resolution to amend to the articles of incorporation of Acasti, as amended, to effect a reverse stock split of Acasti common shares, within a range of 1- to 1- with such specific ratio to be approved by the Acasti board; provided that the Acasti board may determine to accelerate the timing of the proposed reverse stock split through a directors resolution without shareholder approval pursuant to the *Business Corporations Act (Québec)*, if deemed advisable by the Acasti board (the "reverse stock split proposal")	☐	☐	☐

Fold

Authorized Signature(s) – This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. **If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.**

Signature(s)

Date

MM / DD / YY

Interim Financial Statements – Mark this box if you would like to receive Interim Financial Statements and accompanying Management's Discussion and Analysis by mail. ☐

Annual Financial Statements – Mark this box if you would like to receive the Annual Financial Statements and accompanying Management's Discussion and Analysis by mail. ☐

Information Circular – Mark this box if you would like to receive the Information Circular by mail for next securityholders meeting. ☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

A P W Q 322578 X X X X A R 1 999999999999

01R5FC